*150303*

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

| Filed in the office of | Document Number |
|---|---|
| Barbara K. Cegavske | 20170513837-57 |
| Barbara K. Cegavske<br>Secretary of State<br>State of Nevada | Filing Date and Time<br>12/05/2017 8:00 AM |
| | Entity Number<br>E0038682014-4 |

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Orbital Tracking Corp.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series H Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The Certificate of Designation for the Corporation's Series H Convertible Preferred Stock is hereby amended so as to increase the Maximum Conversion specified in Section 4(c) to 9.99% of the outstanding shares of Common Stock of the Corporation.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X Therese Carlisio

Signature of Officer

**Filing Fee: $175.00**

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

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